Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107754

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated January 16, 2004)

     This prospectus supplement supplements the prospectus dated January 16, 2004 of LIN Television Corporation relating to the resale from time to time by selling securityholders of our 2.50% Exchangeable Senior Subordinated Debentures due 2033 and LIN TV Corp. shares of class A common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, which is required to be delivered with this prospectus supplement.

     The securities offered hereby involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 9 of the prospectus in determining whether to purchase the LIN Television Corporation 2.50% Exchangeable Senior Subordinated Debentures due 2033 or the LIN TV Corp. shares of class A common stock issuable upon conversion of the debentures.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     The section of the prospectus entitled “Selling Securityholders” on pages 25–26 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

     LIN Television issued the debentures covered by this prospectus in private placements on May 12, 2003 and May 16, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the LIN TV class A common stock into which the debentures are convertible pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and LIN TV common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the security holders in those questionnaires.

	Principal	Shares of LIN TV
	Amount of	Class A Common		Shares of LIN TV
	Debentures	Stock Beneficially	Debentures	Class A Common
	Beneficially	Owned Upon	Owned After	Stock Owned
	Owned That	Conversion of the	Completion of	After Completion	of
Name of Securityholder	May Be Sold	Debentures (1)	the Offering (2)	the Offering(2)
UBS AG London Branch	18,500,000	856,083	0	0
DBAG London	16,712,000	773,344	0	0
Deutsche Bank Securities Inc.	12,890,000	596,482	0	0
Highbridge International LLC	17,500,000	809,809	0	0
Nomura Securities Intl Inc.	10,000,000	462,748	0	0
Clinton Riverside Convertible Portfolio Limited	6,670,000	308,652	0	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	6,000,000	277,648	0	0
Clinton Multistrategy Master Fund, Ltd.	5,830,000	269,782	0	0
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	5,600,000	259,138	0	0
Royal Bank of Canada	5,000,000	231,374	0	0
Onyx Fund Holdings, LDC	4,500,000	208,236	0	0
The Coast Fund, L.P.	4,000,000	185,099	0	0
KBC Financial Products [Cayman Islands] Ltd.	3,000,000	138,824	0	0
Argent Low Lev Convertible Arbitrage Fund Ltd.	2,700,000	124,941	0	0
Argent Classic Convertible Arbitrage Fund L.P.	2,500,000	115,687	0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	92,549	0	0
Bear, Stearns & Co. Inc.	2,000,000	92,549	0	0
CSS, LLC	2,000,000	92,549	0	0
Laurel Ridge Capital, LP	3,000,000	138,824	0	0
MFS Total Return Fund A Series of Series Trust V	2,000,000	92,549	0	0
Nisswa Master Fund Ltd.	2,000,000	92,549	0	0
White River Securities L.L.C.	2,000,000	92,549	0	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,735,000	80,286	0	0
CNH CA Master Account, L.P.	1,000,000	46,274	0	0

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	Principal	Shares of LIN TV
	Amount of	Class A Common		Shares of LIN TV
	Debentures	Stock Beneficially	Debentures	Class A Common
	Beneficially	Owned Upon	Owned After	Stock Owned
	Owned That	Conversion of the	Completion of	After Completion	of
Name of Securityholder	May Be Sold	Debentures (1)	the Offering (2)	the Offering(2)
Lyxor Master Fund Ref:
Argent/LowLev CB c/o Argent	800,000	137,019	0	0
BP Amoco PLC Master Trust	706,000	32,670	0	0
Argent LowLev Convertible Arbitrage Fund LLC	700,000	32,392	0	0
Argent LowLev Convertible Arbitrage Fund II, LLC	600,000	27,764	0	0
Xavex Convertible Arbitrage 10 Fund	600,000	27,764	0	0
Gasner Investors Holdings Ltd.	500,000	23,137	0	0
Xavex Convertible Arbitrage 2 Fund	500,000	23,137	0	0
Meadow IAM Limited	310,000	14,345	0	0
Class C Trading Company, Ltd.	300,000	13,882	0	0
Custom Investments PCC, Ltd.	300,000	13,882	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	276,000	12,771	0	0
Sphinx Convertible Arb Fund SPC	253,000	11,707	0	0
Credit Suisse First Boston Europe Limited	200,000	9,254	0	0
Zurich Institutional Benchmark Master Fund LTD	100,000	4,627	0	0
Viacom Inc. Pension Plan Master Trust	24,000	1,110	0	0
Jefferies and Company Inc.	6,000	277	0	0

(1)	Assumes conversion of all of the securityholders’ debentures at the maximum conversion rate of 46.2748 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures — Exchange Rights.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3)	Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

     None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, other than Bear, Stearns & Co., Inc. and Deutsche Bank Securities, Inc., which were initial purchasers of the debentures and our 6 1/2% Senior Subordinated Notes due 2013.

The date of this prospectus supplement is August 30, 2004.

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